Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Servotronics, Inc. and Subsidiaries, of our report dated March 21, 2013, relating to our audits of the consolidated financial statements, which appear in the Annual Report on Form 10-K of Servotronics, Inc. and Subsidiaries for the year ended December 31, 2012.

/S/ FREED MAXICK CPAs, P.C.

Buffalo, New York
March 21, 2013